Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 12:23 PM 09/08/2020 FILED 12:23 PM 09/08/2020 SR 20207151625 - File Number 5372227

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION,
AS AMENDED,
OF
TOUCHPOINT GROUP HOLDINGS INC.

Under Section 242 of the Delaware General Corporation Law

Touchpoint Group Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Touchpoint Group Holdings Inc. The Corporation was originally incorporated under the name “One Horizon Group, Inc.” The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 23, 2013 (the “Original Certificate”). An agreement and plan of merger pursuant to which One Horizon Group, Inc., a Pennsylvania corporation, merged with and into the Corporation, with the Corporation surviving the merger, was filed with the Secretary of State of the State of Delaware on August 26, 2013. A certificate of designations was filed with the Secretary of State of the State of Delaware on July 17, 2014. A certificate of designations was filed with the Secretary of State of the State of Delaware on August 26, 2014. A certificate of amendment was filed with the Secretary of State of the State of Delaware on April 19, 2017. A certificate of amendment was filed with the Secretary of State of the State of Delaware on July 12, 2019. A certificate of amendment was filed with the Secretary of State of the State of Delaware on September 16, 2019.

SECOND: The Original Certificate, as amended, is hereby amended as follows:

Section 4.1 Authorized Capital Stock lasses and Number of Shares. The total number of shares of common stock which the Corporation is authorized to issue is 750,000,000, at a par value of $0.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 50,000,000, at a par value of $0.0001 per share. The board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

THIRD: The remaining provisions of the Original Certificate, as amended, not affected by the aforementioned amendment shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH: The amendment of the Original Certificate, as amended, effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation on July 14, 2020, after first having been declared advisable by the Board of Directors of the Corporation on July 13, 2020, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 8th day of September, 2020.

By:	/s/ Mark White
Name:	Mark White
Title:	President and Chief Executive Officer